                                                                    Exhibit 99.1

Investor call - Martin E. Kenney's prepared statement


Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the first quarter ended March 31, 2004. Also in attendance with me today is Rick Nota, WRC's Senior VP of Finance.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the market environment.

Market Environment

The education funding market continues to be challenging and has not yet fully recovered. We do not expect this environment to change for at least the remainder of the 2003-2004 school year. Our market research indicates that instructional spending will increase 1.5% in 2004 and an increase in instructional technology spending is projected at 1% for 2004 so the good news is that the bottom of the market appears to have been reached but growth in the near term will be limited. In our opinion while the general conditions in the education marketplace remain overall challenging, we have noted conditions changing in the first quarter. We see improving conditions in the market for assessment products and textbooks but continued weakness in the library market and market for instructional technology products.

Executive Summary

Before we discuss in detail our first quarter financial results, I'd like to provide you an Executive Summary of the Quarter as the overall results are somewhat misleading.

We missed our plan in the first quarter but the cause of the miss is localized at Compass.

Our three other operating units, Weekly Reader, AGS and World Almanac were collectively ahead of its revenue and EBITDA plan by $900 thousand and $200 thousand, respectively.

However, CompassLearning was substantially below its plan in Q1 with revenues and EBITDA falling short by $3.5 million and $2.5 million.

As the 2004 fiscal year has progressed, WRC has focused its attention on the changes in the funding and competitive landscape in the educational technology market and its impact on CompassLearning.

The issues at Compass are threefold:

1.   tight funding and restricted spending continue to exist;
2. additional revenue and margin pressure is resulting from competition for fewer sales opportunities in the marketplace; and
3. the growth of the web-based Odyssey product has been substantial (240% in 2003) but it has not offset the rate of decline of the Compass Classic (LAN/WAN) product line which is mature and serves a legacy customer base.

We have taken steps to mitigate the financial and operational impact of the Compass shortfall through:

1. Selective/strategic discounting in the short-term, but protect margins in the long-term;
2. Re-deploying sales coverage and product positioning to benefit from release of funds
3. Migrating sales and marketing dollars away from external resources (lobbyists) that have not generated revenue to internal resources (hiring additional sales reps, and grant writers) to go after traditional and non-traditional funding sources;
4.   Continuing the program of rationalizing the cost structure of our business;
     and
5. Expanding our off-shore product development plan that will expand the depth and breadth of the Compass Odyssey product; shorten time to market and have a favorable effect on margins.

First Quarter Financial Overview

In the first quarter, WRC Media's consolidated net revenue declined $4.4 million, or 9.3%, to $42.8 million. As I previously mentioned, this decline was primarily due to a decrease in net revenue at CompassLearning of $4.5 million, to $6.7 million in the first quarter from $11.2 million for the same period in 2003.

The revenue decline at CompassLearning was primarily due to a decrease in software revenue of $4.3 million, to $1.1 million for the three months ended March 31, 2004 from $5.4 million in 2003. This revenue decline was partially offset by an increase in net revenue at ChildU of $700 thousand to $1.7 million from $1.0 million for the same period in 2003. ChildU's revenue increase was driven by higher revenue from ChildU's web-based software products. Together with ChildU, net revenue from sales of educational software product decreased $3.7 million to $2.6 million from $6.4 million from the same period in 2003. This shortfall was primarily attributable to delayed purchasing decisions.

At our other three operating units, net revenue declined slightly by $600 thousand, or 1.7%, to $34.4 million in the first quarter compared to the same period in 2003.

The decrease in net revenue at World Almanac Education Group of $900 thousand, or 7.0% to $11.9 million from $12.8 million from the same period in 2003 was primarily due to lower revenue of $400 thousand at World Almanac Books primarily resulting from timing related to consignment sales of the World Almanac and Book of Facts and the World Almanac for Kids; $200 thousand due to lower revenue at WAE Library Services as a result of the elimination of their Prospect catalog which cost could not be justified; and $200 thousand was attributable to lower sales of Funk and Wagnalls Yearbooks from the expected attrition in their customer base.

At Weekly Reader, revenue declined $400 thousand to $10.1 million from $10.5 million from the same period in 2003. This decrease was due to lower periodical net revenue of $600 thousand. The decline is primarily a result of the weak educational funding environment and competitive pressures in the school magazine market. This decrease at Weekly Reader was partially offset by increased revenue at Lifetime Learning Systems, Inc., a subsidiary of Weekly Reader of $100 thousand related to slightly higher custom publishing shipments combined with higher licensing revenue of $100 thousand from the same period in 2003 as a result of increased on air March revenue from exposure on the QVC channel.

The revenue decreases at World Almanac and Weekly Reader were partially offset by $700 thousand or 6.0% higher revenue at AGS in the first quarter. AGS revenue increased to $12.4 million in the quarter ended March 31, 2004 from $11.7 million in the same period in 2003.

Revenue from sale of AGS assessment products increased $1.0 million or 16.3% in the quarter compared to the same period in 2003 as a result of: increases in net revenue of KABC II (Kaufman Assessment Battery for Children) of $500 thousand released in the first quarter of 2004; higher PPVT (Picture Peabody Vocabulary
Test) revenue of $500 thousand due to large orders in the state of Florida, and higher revenue of GRADE (Group Reading Assessment & Diagnostic Evaluation) and GMADE (Group Math Assessment & Diagnostic Evaluation) of $200 thousand compared to the same period in 2003.

These 4 assessment products combined were up $1.2 million over the same period in 2003. All other assessment products posted reduced net revenue of $200 thousand below the same period in 2003.

The overall increase in Assessment net revenue was partially offset by a decrease in curriculum net revenue $300 thousand due to a market driven decline in test prep of $400 thousand and a planned decline of $100 thousand in revenue from backlist curriculum products partially offset by an increase of approximately $200 thousand in Textbooks sales driven by growth associated with the Algebra revision and a literature adoption in the State of Florida. We are encouraged by the growth in Textbooks which struggled in 2003 are we are optimistic for an off-level textbook market recovery in 2004.

WRC Media's income from operations decreased by $5.2 million, to a loss of $1.0 million for the three-months ended March 31, 2004 from income of $4.2 million in the same period in 2003. This decrease in operating income was the result of $4.7 million of lower gross profit related to the revenue decline in the first quarter and higher operating costs and expenses primarily the result of one-time, non-recurring legal and audit professional fees related to the previously disclosed SEC inquiry of $900 thousand.

Adjusted EBITDA decreased $6.2 million, to $4.3 million for the three-months ended March 31, 2004 from $10.5 million in the same period in 2003. This decrease was primarily attributable to the CompassLearning revenue shortfall. For debt covenant compliance purposes, the $900 thousand of non-recurring expenses related to the SEC inquiry are excluded from the calculation of our Senior Leverage ratio.

Net loss increased by $12.6 million, to $16.3 million for the three-months ended March 31, 2004 from $3.7 million in the same period in 2003 primarily as a result of the loss from operations combined with $7.3 million of higher interest expense, including amortization of deferred financing costs. In the first quarter, WRC wrote off deferred financing fees of $1.9 million attributable to the First-Lien Credit Facility that was refinanced in part by the Second-Lien Credit Facility, which closed on March 29, 2004. In addition, in the first quarter WRC adopted Statement of Financial Accounting Standard (SFAS) Number 150 which requires dividends on our 15% Series B Redeemable Preferred Stock to be recorded as interest expense in the condensed consolidated statement of operations for all periods starting January 1, 2004. The dividends on the Series B Redeemable Preferred Stock for the three-months ended March 31, 2004 increased interest expense by $5.2 million.

We were in compliance with the one financial covenant under the both First Lien and Second Lien Facilities for the period ended March 31, 2004. The Company's senior leverage ratio was 3.25:1:0 for the period ended March 31, 2004. The covenant under First Lien Facility required a Senior Leverage Ratio not to exceed 4.00:1.00 and the covenant under the Second Lien Facility required the Senior Leverage Ratio not to exceed 4.25:1.00 for the period ended March 31, 2004.

As of March 31, 2004, WRC Media's cash balance was $6.4 million and consolidated debt was $292.8 million. There were no outstanding advances under the Company's revolving credit facility as of March 31, 2004. Capital expenditures (including prepublication costs and capitalized software) for the three months ended March 31, 2004 was $2.6 million.

Outlook

The K-12 funding environment continues to be impacted by state budget deficits. Even though the economy appears to be on the road to recovery, the benefits of higher state revenues have not yet been realized. While we believe WRC Media will benefit from the emphasis of assessment and remediation which are themes stressed in the Federal No Child Left Behind Act (the "NCLB Act"), most of the increased funding under NCLB for the 2003-2004 school year has been thus far offset by lower state and local education funding.

We believe that the challenging market conditions especially in the library market and instructional technology market will continue for the remainder of the 2003-2004 school year. We are however, encouraged by the results at AGS. AGS is on track to substantially beat its prior year results driven by substantial growth in its assessment product line. This growth, however, will not be substantial enough to solely offset shortfall at Compass in Q1. At CompassLearning, the Company's Q2 pipeline is strong approximating $22 million and the second quarter historically represents a strong quarter. Software and service revenue will continue to be driven by the new release of the CompassLearning Odyssey Web-enabled management, curriculum and assessment product. However, the uncertainty of the economy and its continuing impact on state funding continues to be a concern of ours. In addition, we are projecting a revenue decline at Weekly Reader in the second quarter of approximately $1.2 million compared to 2003 primarily attributable to timing. In 2003, the Company timed one of its QVC events to coincide with its 100th anniversary in May. This year the timing of Weekly Reader's QVC event has been shifted to the fourth quarter. This year's event will take place on a Saturday in November to maximize the holiday season exposure. Historically Saturday represents QVC's largest revenue producing day of the week; and as a result we are anticipating that for 2004 licensing revenue will exceed 2003.

In summary, our outlook indicates the operating environment will continue to be challenging in the second quarter but are encouraged that market conditions will improve in the second-half which coincides with the new school year. This concludes our prepared remarks. We'll now open this up for questions, and provide any additional information you may need.